Mantyla MCREYNOLDS LLC

  The CPA. Never Underestimate The Value.

CONSENT OF INDEPENDENT REGISERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1, for the registration of 2,620,499 shares of common stock, of our audit reports of the financial statements of Hangman Productions, Inc. and Acclivity Media, LLC as of December 31, 2009, dated January 26, 2010 and April 2, 2010, respectively.  We also consent to the reference to our firm under the caption "Interest of Named Experts and Counsel."

\S\ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

June 11, 2010